Exhibit 99.1

Watsco Updates 2007 Earnings Guidance;

Updates Status of ACR Group, Inc. Tender Offer;

Announces Divestiture of Staffing Unit

COCONUT GROVE, Fla. — (BUSINESS WIRE) — July 20, 2007 — Watsco, Inc. (NYSE:WSO) today revised its 2007 earnings guidance, updated the status of its previously announced tender offer to purchase ACR Group, Inc. and reported that it has divested of its non-core staffing unit.

Revised 2007 Earnings Guidance & Second Quarter Estimates

Watsco announced today that its earnings per share guidance for the year ended December 31, 2007 is revised to $2.70 to $2.80 per diluted share compared to the previously communicated range of $3.25 to $3.35 per diluted share. Second quarter earnings per share is estimated to be 87 cents to 88 cents per diluted share, the second highest result ever for the period on a 7% sales decline. 2007 follows 2006’s blockbuster second quarter of $1.03 cents per diluted share on a 16% sales gain. The 2006 results included seasonably better weather for the sale of replacement air conditioners, sales opportunities generated during last year’s 13 SEER product transition and stronger sales and selling margins to the new housing market. Operating cash flow for the first half of 2007 is expected to be approximately $27 million versus a use of cash of $19 million in the same period of 2006, an approximate $46 million swing.

Albert Nahmad, Watsco’s President & Chief Executive Officer stated, “The blow-out first half performance in 2006 has proven difficult to surpass in 2007. Our revised guidance reflects our belief that the current business climate may persist for the remainder of 2007. We are pleased with the record level of cash flow generated during the first half of 2007. We are actively seeking acquisitions, product opportunities and considering additional new locations to take advantage of our terrific financial position.”

Update of Tender Offer to Purchase ACR Group, Inc.

Watsco and ACR announced on July 5, 2007 a definitive merger agreement had been executed under which Watsco is seeking to acquire ACR’s outstanding common stock in a cash tender offer for $6.75 per share. As disclosed in its SEC’s filings, ACR had sales of $240 million during its most recent fiscal year operating from 54 locations in 10 states.

On July 9, 2007, ACR’s shareholders were sent an Offer to Purchase for Cash, commencing the tender offer. Initially, the tender offer was set to expire at 5:00 p.m., New York City Time on August 3, 2007. Watsco is amending the expiration time of the tender offer to the evening of August 3, 2007 at 12:00 midnight, New York City Time. The transaction is conditioned upon the number of tendered ACR shares and the shares purchased from ACR’s executive officers under sale and support agreements being at least 66  2/3% of ACR’s outstanding shares, regulatory approvals and other customary closing requirements and is expected to close during August 2007.

Sale of Non-Core Staffing Unit

Watsco also announced that in June 2007 its Board of Directors approved and the Company executed a stock purchase agreement to sell its staffing unit, Dunhill Staffing Systems, Inc., to ATS Group LLC. The transaction closed on July 19, 2007. A loss of 6 cents per diluted share attributable to Dunhill will be reported in the second quarter and Dunhill will be reported as a discontinued operation with prior financial statements restated. The divestiture of Dunhill will not have a material impact on the Company’s financial position or results of operations.

Conference Call

Watsco is hosting a conference call to discuss its 2007 second quarter earnings results on Tuesday, July 24, 2007 at 10:00 a.m. (EDT). The conference call will be web-cast by CCBN’s StreetEvents on our web site, http://www.watsco.com. The earnings results will be released before the market opens on July 24, 2007. A replay of the conference call will be available on the Company’s web site. For those unable to connect to the Internet, you may listen via telephone. The dial-in number is (877) 391-0532. Please call five to ten minutes prior to the scheduled start-time as the number of telephone connections is limited.

There are an estimated 120 million single-family homes in the United States, most of which have central air conditioning and heating systems. Eventually, these systems wear out and require repair or replacement. Watsco’s focused strategy provides the products, technical support and convenience that contractors require to satisfy the needs of homeowners and businesses that depend on the comfort and energy-efficiency provided by HVAC systems.

Watsco is the largest independent distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC industry, currently operating 385 locations serving over 40,000 customers in 32 states. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

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